Exhibit 99.1

News Release

For more information, contact:
Teresa Paulsen MEDIA
Vice President,
Communication & External Relations
ConAgra Foods, Inc.
tel: 402-240-5210

Chris Klinefelter ANALYSTS
Vice President, Investor Relations
ConAgra Foods, Inc.
tel: 402-240-4154
www.conagrafoods.com

FOR IMMEDIATE RELEASE

ConAgra Foods Reports Fiscal 2014 Fourth Quarter EPS;

Non-Cash Impairment Charges Recognized With No Impact on Comparable EPS;

Exceeds Operating Cash Flow and Debt Reduction Goals;

Commitment to Strong Dividend Reaffirmed

Fiscal 2014 fourth-quarter highlights (% cited vs. year-ago period amounts, where applicable):

•	Diluted loss per share from continuing operations was $(0.76) as reported, due to significant impairment charges, vs. diluted EPS of $0.45 a year ago. Comparable EPS of $0.55 declined 8%.

•	Consumer Foods sales and comparable operating profit declined due to weak volumes. Volume and profit improvement initiatives are expected to improve results in fiscal 2015.

•	Commercial Foods sales and comparable operating profit were in line with year-ago amounts.

•	Private Brands sales were in line with year-ago amounts, while comparable operating profit decreased significantly. Pricing concessions necessitated by previously discussed operating challenges, as well as higher operating costs associated with business transition, weighed on results.

•	The segment will start to lap the impact of the pricing concessions in the back half of fiscal 2015, and benefit from a more efficient cost structure throughout all of fiscal 2015.

•	Due primarily to expectations for continued profit challenges for Private Brands and certain Consumer Foods brands, the company recognized $681 million of non-cash impairment charges, which are treated as items impacting comparability.

•	The company generated in excess of $1.5 billion of operating cash flow in fiscal 2014, above expectations.

•	The company repaid a significant amount of debt in the fiscal fourth quarter, resulting in total debt repayment in excess of $600 million for the full year, exceeding targets.

•	The Ardent Mills transaction closed on May 29, shortly after the close of the quarter, resulting in a cash distribution to ConAgra Foods of approximately $530 million, net of estimated tax. Most of this distribution will be used for debt reduction in fiscal 2015.

•	The company expects comparable EPS in fiscal 2015 to reflect a mid-single digit rate of growth over the comparable base of $2.17 in fiscal 2014.

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•	The company expects operating cash flow of approximately $1.6-$1.7 billion in fiscal 2015, and to repay approximately $1 billion of debt using a combination of operating cash flow and Ardent Mills net proceeds.

•	The company plans to continue its $1.00 per share annual dividend, and is committed to maintaining a strong dividend policy.

OMAHA, Neb., June 26, 2014 — ConAgra Foods, Inc., (NYSE: CAG) one of North America’s leading food companies, today reported results for the fiscal 2014 fourth quarter ended May 25, 2014. Diluted loss per share from continuing operations was $(0.76) as reported for the fiscal fourth quarter vs. diluted EPS of $0.45 in the year-ago period. After adjusting for items impacting comparability, current-quarter diluted EPS of $0.55 was 8% below the comparable $0.60 earned in the year-ago period. Items impacting comparability are summarized toward the end of this release and reconciled for Regulation G purposes on pages 12-13.

Gary Rodkin, ConAgra Foods’ chief executive officer, said, “We are disappointed with fiscal 2014 overall, and we have a very focused sense of urgency directed toward improving our results. Despite the difficult year, we were able to generate substantial cash, meet our debt reduction commitments, and pay a strong dividend.”

He continued, “Our focus is on improving branded volumes through more effective trade, marketing, and resource allocation, particularly on several large underperforming brands. We expect private brand profitability to strengthen through organic growth, strong synergies, and gradually improving price/mix. Some of the challenges from fiscal 2014 will still be with us in fiscal 2015, although we believe results will gradually improve throughout the fiscal year. Given that, we consider fiscal 2015 to be a year of stabilization and recovery with a mid-single digit rate of EPS growth, which we expect to accelerate in fiscal 2016 and 2017 based on a stronger foundation. Throughout this period, we expect to benefit from strong productivity, robust cost synergies related to the Ralcorp acquisition, and SG&A efficiency and effectiveness initiatives. We will remain focused on growing our top line, continually improving our cost structure, and sound capital allocation.”

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Consumer Foods Segment

Branded food items sold worldwide in retail channels.

The Consumer Foods segment posted sales of approximately $1.8 billion for the quarter and operating profit of $177 million as reported. Sales declined 7%, with a 7% volume decrease, 1% favorable price/mix, and a 1% unfavorable impact of foreign exchange.

•	While several brands posted weak volumes in the quarter, a meaningful portion of the overall volume decline was driven by Healthy Choice, Orville Redenbacher’s and Chef Boyardee (these collectively have annual sales in excess of $1 billion), which have continued to face volume and profit challenges. The company has product and promotion changes, as well as refinements to consumer communication under way, which are expected to gradually improve the volume and profit performance of these brands throughout fiscal 2015.

•	Overall category softness, as well as a shift in the timing of promotions, negatively impacted current quarter volumes.

Operating profit of $177 million was 34% below year ago amounts, as reported. After adjusting for $91 million of expense in the current quarter (principally impairment charges) and $4 million of expense in the year-ago period from items impacting comparability, current quarter operating profit of $268 million was 3% below the comparable $275 million in the year-ago period. Cost savings in excess of inflation, as well as lower advertising and promotion expenses, offset a meaningful portion of the profit shortfall resulting from weak volumes. Regarding fiscal 2015, the company expects branded volume to improve gradually through a focus on faster-growing customer channels, opportunities in international markets, and more effective trade and marketing support.

Commercial Foods Segment

Specialty potato, bakery products, seasonings, blends, flavors, as well as consumer branded and private branded packaged food items, sold to foodservice and commercial channels worldwide.

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Sales for the Commercial Foods segment were $1.63 billion, up 1% compared with $1.61 billion in the year-ago period, as reported. Segment operating profit of $281 million was 49% above year-ago period amounts, as reported. After adjusting for $91 million of net benefit in the current quarter primarily related to gains on divesting mills in connection with the formation of the Ardent Mills joint venture, comparable current quarter operating profit of $190 million was 1% above year-ago period amounts.

Lamb Weston potato products posted sales and profit growth largely due to strong international volumes, as well as productivity initiatives that helped offset crop quality challenges. Flour milling sales decreased, reflecting the pass-through of lower wheat costs, and comparable milling profits declined reflecting market conditions.

After the close of the quarter, the Ardent Mills joint venture was formed, and the company contributed its milling operations for a 44% interest in Ardent Mills and cash proceeds. Other Ardent Mills details are discussed under the Capital Items portion of this document.

Private Brands

Private brand food items sold in domestic markets.

Sales for the Private Brands segment were approximately $1 billion in the quarter, in line with year-ago period amounts. The segment posted an operating loss of $573 million, as reported, due to impairment charges. After adjusting for $617 million of net expense from impairment charges and other items impacting comparability, current quarter operating profit of $44 million was $60 million below comparable year-ago period amounts. The significant profit decline reflects pricing concessions made earlier in the year necessitated by competitive bids and customer service issues; higher-than-planned operating costs resulting from business transition also weighed on profits.

While operating profits for the Private Brands segment are expected to remain below prior year amounts for the first half of fiscal 2015 given the pricing concessions, year-over-year performance in the second half of fiscal 2015 is expected to improve. This reflects pricing concessions to be lapped, new business to be added with favorable price/mix, and significant synergies and other operating efficiencies to be realized.

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Current projections are for modest sales and profit growth in this segment in fiscal 2015, and for growth to accelerate in fiscals 2016 and 2017. Over the long term, the company remains confident in the growth prospects for its private brands business based on the fundamental appeal to consumers, the strategic importance of private brands to trade customers, and value-added capabilities of the ConAgra Foods’ private brand operations.

Hedging Activities – This language primarily relates to operations other than the company’s milling operations or significant financing activities.

Hedge gains and losses are aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold. The net of these activities resulted in $14 million of favorable impact in the current quarter and $37 million of unfavorable impact in the year-ago period. The company identifies these amounts as items impacting comparability.

Other Items

•	Unallocated Corporate amounts were $65 million of expense in the current quarter and $181 million of expense in the year-ago period, as reported. After adjusting for $3 million of net expense in the current quarter, and $88 million of net expense in the year-ago period from items impacting comparability, current quarter expense of $62 million declined from $93 million in the year-ago period. The comparable decline largely reflects lower incentives, lower pension expense, and efficiency initiatives.

•	Equity method investment earnings were $12 million for the current quarter and $5 million in the year-ago period. The increase reflects improved results for Lamb Weston’s European potato joint venture. In future periods, earnings associated with the company’s interest in Ardent Mills will be reported in equity method investment earnings.

•	Net interest expense was $93 million in the current quarter and $102 million in the year-ago period, reflecting debt reduction.

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Capital Items

•	During the quarter, the company repaid significant amounts of debt, resulting in more than $600 million of debt reduction for the fiscal year. The company plans to reduce debt by approximately $1 billion in fiscal 2015, using a combination of operating cash and net proceeds received from the formation of Ardent Mills. Once the fiscal 2015 goal is achieved, the company will have repaid approximately $2 billion of debt since the acquisition of Ralcorp in fiscal 2013.

•	Dividends for the current quarter totaled $105 million versus $104 million in the year-ago period, reflecting an increase in shares outstanding.

•	The company did not repurchase any shares of common stock during the quarter.

•	For the current quarter, capital expenditures for property, plant and equipment were $131 million, compared with $163 million in the year-ago period. Depreciation and amortization expense was approximately $156 million for the fiscal fourth quarter; this compares with a total of $145 million in the year-ago period.

•	Shortly after the end of the quarter, the company contributed its milling operations into Ardent Mills, a milling joint venture. In connection with the formation of this venture and the divestiture of three mills, ConAgra Foods received approximately $530 million of cash, net of estimated tax, and a 44% interest in Ardent Mills. In the first quarter of fiscal 2015, the company intends to adopt a new accounting standard that is expected to result in reclassifying the milling operations as discontinued operations, which will change the presentation of prior periods. ConAgra Foods’ portion of Ardent Mills profits will be reflected pretax within equity method investment earnings. ConAgra Foods expects to earn approximately $0.07-$0.09 less per diluted share in fiscal 2015 from Ardent Mills (including the benefit of lower interest expense from allocating Ardent-related proceeds toward debt reduction) than it earned in fiscal 2014 from its milling operations, on a comparable basis.

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Outlook

The company expects fiscal 2015 EPS to reflect a mid-single digit rate of growth over the comparable fiscal 2014 EPS of $2.17. Fiscal 2016 and 2017 EPS is expected to show a high-single digit rate of annual EPS growth as the company benefits from a stronger underlying business, sizeable synergies, good productivity and efficiencies, and lower interest expense. Other long-term goals are unchanged.

With regard to specific fiscal 2015 assumptions, the company expects:

•	Consumer Foods volume to sequentially improve throughout fiscal 2015.

•	Commercial Foods to show good sales and profit growth; its results will be restated to reflect the reclassification of milling results to discontinued operations.

•	Private Brands profits to grow modestly over fiscal 2014 amounts, although down year-over-year in the first half of the fiscal year due to pricing concessions yet to be lapped. Private Brands sales are expected to increase modestly for the fiscal year.

•	Strong productivity as well as synergies related to the Ralcorp acquisition. Together these are expected to be approximately $350 - $375 million for the entire company in fiscal 2015, which should more than offset the expected 2-3% inflation planned for fiscal 2015. Segment expectations described above reflect these amounts.

•	More than $50 million of Selling, General & Administrative (“SG&A”) savings generated by efficiency initiatives.

•	Higher incentives.

•	$30 million of lower interest expense resulting from the fiscal 2014 debt repayment.

•	The benefit of an extra week in fiscal 2015 versus fiscal 2014.

•	To earn $0.07-$0.09 per share less from Ardent Mills (and related capital allocation) than it earned from the milling operations last fiscal year.

•	To generate at least $1.6-$1.7 billion of operating cash flow, and to repay approximately $1 billion of debt from a combination of operating cash flow and net proceeds received from the formation of Ardent Mills.

•	With regard to the mid-single digit EPS growth expected in fiscal 2015, the company currently expects the EPS growth to be concentrated in the second half of the fiscal year. The company currently expects comparable EPS in the fiscal 2015 first quarter to be slightly below comparable year-ago amounts.

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Major Items Impacting Fourth-quarter Fiscal 2014 EPS Comparability

Included in the $(0.76) diluted loss per share from continuing operations for the fourth quarter of fiscal 2014 (EPS amounts rounded and after tax):

•	Approximately $1.47 per diluted share of expense, or $681 million pretax, a substantial portion of which is not tax deductible, from impairment charges and the corresponding impact on diluted share count. Approximately $605 million of this is classified within the Private Brands segment (SG&A), $73 million is classified within the Consumer Foods segment (SG&A), and $3 million is classified as unallocated Corporate expense.

•	Approximately $0.13 per diluted share benefit, or $91 million pretax, from selling three flour mills prior to the formation of Ardent Mills. This gain is classified within the Commercial Foods segment (SG&A).

•	Approximately $0.08 per diluted share of expense, or $58 million pretax, resulting from restructuring, transaction, and integration costs. $18 million is classified within the Consumer Foods segment (SG&A), $5 million is classified within the Commercial Foods segment (SG&A), $12 million is classified within the Private Brands segment (SG&A), and $23 million is classified within unallocated Corporate expense.

•	Approximately $0.06 per diluted share of benefit from unusual tax items, which included favorable tax adjustments resulting from changes in legal structure and state tax filing positions and the resolution of certain foreign income tax matters.

•	Approximately $0.02 per diluted share of benefit, or $14 million pretax, from the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. Hedge gains and losses are aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold.

•	Approximately $0.02 per diluted share of benefit, or $10 million pretax, related to historical legal matters, a portion of which is not tax deductible; this is classified within unallocated Corporate expense.

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•	Approximately $0.01 per diluted share of benefit, or $5 million pretax, resulting from a gain on the sale of a non-operating asset in the Commercial Foods segment (SG&A).

Included in the $0.45 diluted EPS from continuing operations for the fourth quarter of fiscal 2013 (EPS amounts rounded and after tax):

•	Approximately $0.10 per diluted share of net expense, or $67 million pretax, resulting from restructuring, integration, and transaction costs (including acquisition-related restructuring). $61 million is within unallocated Corporate expense ($11 million in cost of goods sold, $50 million in SG&A), $4 million is within Consumer Foods (all SG&A), and $2 million is within Private Brands (SG&A).

•	Approximately $0.05 per diluted share of net expense, or $37 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. Hedge gains and losses are aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold.

•	Approximately $0.03 per diluted share of net benefit, or $22 million pretax, related to historical legal matters, classified within unallocated Corporate expense.

•	Approximately $0.02 per diluted share of net expense, or $12 million pretax, related to the year-end re-measurement of certain pensions, as well as the cost of early retirement of debt; this is classified within unallocated Corporate expense.

•	Approximately $0.01 per diluted share of acquisition-related tax expense.

Discussion of Results

ConAgra Foods will host a conference call at 9:30 a.m. EDT today to discuss the results. Following the company’s remarks, the call will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-800-500-0311 and 1-719-325-2118, respectively. No confirmation or pass code is needed. This conference call also can be accessed live on the Internet at http://investor.conagrafoods.com.

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A rebroadcast of the conference call will be available after 1 p.m. EDT today. To access the digital replay, a pass code number will be required. Domestic participants should dial 1-888-203-1112, and international participants should dial 1-719-457-0820 and enter pass code 9659870. A rebroadcast also will be available on the company’s website.

In addition, the company has posted a question-and-answer supplement relating to this release at http://investor.conagrafoods.com. To view recent company news, please visit http://media.conagrafoods.com.

ConAgra Foods, Inc., (NYSE: CAG) is one of North America’s largest packaged food companies with branded and private branded food found in 99 percent of America’s households, as well as a strong commercial foods business serving restaurants and foodservice operations globally. Consumers can find recognized brands such as Banquet®, Chef Boyardee®, Egg Beaters®, Healthy Choice®, Hebrew National®, Hunt’s®, Marie Callender’s®, Orville Redenbacher’s®, PAM®, Peter Pan®, Reddi-wip®, Slim Jim®, Snack Pack® and many other ConAgra Foods brands, along with food sold by ConAgra Foods under private brand labels, in grocery, convenience, mass merchandise, club and drug stores. Additionally, ConAgra Foods supplies frozen potato and sweet potato products as well as other vegetable, seasoning blends, flavors, and bakery products to commercial and foodservice customers. ConAgra Foods operates ReadySetEat.com, an interactive recipe website that provides consumers with easy dinner recipes and more. For more information, please visit us at www.conagrafoods.com.

Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and assumptions and are subject to certain risks, uncertainties and changes in circumstances that could cause actual results to differ materially from potential results discussed in the forward-looking statements. These risks and uncertainties include, among other things: ConAgra Foods’ ability to realize the synergies and benefits contemplated by the acquisition of Ralcorp Holdings, Inc. (“Ralcorp”) and its ability to promptly and effectively integrate the business of Ralcorp; ConAgra Foods’ ability to realize the synergies and benefits contemplated by the recently

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formed joint venture combining the flour milling businesses of ConAgra Foods, Cargill, Incorporated, and CHS Inc.; risks and uncertainties associated with intangible assets, including any future goodwill impairment charges; the availability and prices of raw materials, including any negative effects caused by inflation or adverse weather conditions; the effectiveness of ConAgra Foods’ product pricing, including product innovation, any pricing actions and changes in promotional strategies; the ultimate outcome of litigation, including the lead paint matter; future economic circumstances; industry conditions; ConAgra Foods’ ability to execute its operating and restructuring plans; the success of ConAgra Foods’ cost-savings initiatives, and innovation and marketing investments; the competitive environment; operating efficiencies; the ultimate impact of any ConAgra Foods product recalls; access to capital; actions of governments and regulatory factors affecting ConAgra Foods’ businesses, including the Patient Protection and Affordable Care Act; the amount and timing of repurchases of ConAgra Foods’ common stock and debt, if any; and other risks described in ConAgra Foods’ reports filed with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. ConAgra Foods disclaims any obligation to update or revise statements contained in this press release to reflect future events or circumstances or otherwise.

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Regulation G Disclosure

Below is a reconciliation of Q4 FY14 and Q4 FY13 diluted earnings per share from continuing operations, Consumer Foods segment operating profit, Commercial Foods segment operating profit, Private Brands segment operating profit, and FY14 and FY13 diluted earnings per share from continuing operations, adjusted for items impacting comparability. Amounts may be impacted by rounding.

Q4 FY14 & Q4 FY13 Diluted EPS from Continuing Operations

	Q4 FY14	Q4 FY13	% change
Diluted EPS from continuing operations	$(0.76)	$0.45	N/A
Items impacting comparability:
Net expense related to impairment charges, including the impact on diluted share count	1.47	—
Net benefit related to sale of flour mills	(0.13)	—
Net expense related to restructuring, transaction, and integration costs	0.08	0.10
Net expense (benefit) related to unusual tax matters	(0.06)	0.01
Net expense (benefit) related to unallocated mark-to-market impact of derivatives	(0.02)	0.05
Net benefit related to historical legal matters	(0.02)	(0.03)
Net gain from sale of non-operating asset in the Commercial Foods segment	(0.01)	—
Net expense related to year-end remeasurement of pensions and early retirement of debt	—	0.02

Diluted EPS adjusted for items impacting comparability	$0.55	$0.60	-8%

Consumer Foods Segment Operating Profit Reconciliation

(Dollars in millions)	Q4 FY14	Q4 FY13	% change
Consumer Foods Segment Operating Profit	$177	$270	-34%
Restructuring, integration, and transactions costs (including acquisition-related restructuring)	18	4
Intangible asset impairment charges	73	—

Consumer Foods Segment Adjusted Operating Profit	$268	$275	-3%

Commercial Foods Segment Operating Profit Reconciliation

(Dollars in millions)	Q4 FY14	Q4 FY13	% change
Commercial Foods Segment Operating Profit	$281	$189	49%
Restructuring costs	5	—
Gain on sale of non-operating assets	(5)	—
Gain on sale of flour mills	(91)	—

Commercial Foods Segment Adjusted Operating Profit	$190	$189	1%

Private Brands Segment Operating Profit Reconciliation

(Dollars in millions)	Q4 FY14	Q4 FY13	% change
Private Brands Segment Operating Profit	$(573)	$102	N/A
Restructuring, integration, and transactions costs (including acquisition-related restructuring)	12	2
Goodwill and intangible asset impairment charges	605	—

Private Brands Segment Adjusted Operating Profit	$44	$104	-58%

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FY14 and FY13 Diluted EPS from Continuing Operations

	Total FY14	Total FY13	% change
Diluted EPS from continuing operations	$0.70	$1.85	-62%
Items impacting comparability:
Net expense related to intangible asset impairment charges	1.46	—
Net expense related to restructuring, transaction, and integration costs	0.25	0.32
Net expense (benefit) related to unusual tax matters	(0.16)	0.04
Net benefit related to sale of flour mills	(0.13)	—
Net expense related to settlement of interest rate derivatives	0.08	—
Net benefit related to unallocated mark-to-market impact of derivatives	(0.05)	(0.07)
Net expense related to impairment costs, net of gain on sale of non-operating asset, in the Commercial Foods segment	0.03	0.02
Net benefit related to historical legal, insurance, and environmental matters	(0.02)	—
Net expense related to year-end remeasurement of pensions and early retirement of debt	0.01	0.02
Note: EPS contribution subsequently reclassed to discontinued operations originally in guidance	0.01	—
Rounding	(0.01)	(0.02)

Diluted EPS adjusted for items impacting comparability	$2.17	$2.16	0%

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ConAgra Foods, Inc.

Segment Operating Results

(in millions)

(unaudited)

	FOURTH QUARTER
	13 Weeks Ended	13 Weeks Ended
	May 25, 2014	May 26, 2013	Percent Change
SALES
Consumer Foods	$1,779.7	$1,922.1	(7.4)%
Commercial Foods	1,627.2	1,611.2	1.0%
Private Brands	1,029.9	1,030.0	0.0%

Total	4,436.8	4,563.3	(2.8)%

OPERATING PROFIT
Consumer Foods	$177.1	$270.2	(34.5)%
Commercial Foods	280.8	189.4	48.3%
Private Brands	(573.1)	102.2	N/A

Total operating profit (loss) for segments	(115.2)	561.8	N/A
Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(65.0)	(181.3)	(64.1)%
Interest expense, net	(93.0)	(102.3)	(9.1)%

Income (loss) from continuing operations before income taxes and equity method investment earnings	$(273.2)	$278.2	N/A

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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ConAgra Foods, Inc.

Segment Operating Results

(in millions)

(unaudited)

	FOURTH QUARTER
	52 Weeks Ended	52 Weeks Ended
	May 25, 2014	May 26, 2013	Percent Change
SALES
Consumer Foods	$7,315.5	$7,551.4	(3.1)%
Commercial Foods	6,191.2	6,067.0	2.0%
Private Brands	4,195.9	1,808.2	132.0%

Total	17,702.6	15,426.6	14.8%

OPERATING PROFIT
Consumer Foods	$899.4	$1,000.2	(10.1)%
Commercial Foods	774.6	731.3	5.9%
Private Brands	(375.0)	123.1	N/A

Total operating profit for segments	1,299.0	1,854.6	(30.0)%
Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(343.6)	(429.0)	(19.9)%
Interest expense, net	(379.0)	(275.6)	37.5%

Income from continuing operations before income taxes and equity method investment earnings	$576.4	$1,150.0	(49.9)%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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ConAgra Foods, Inc.

Consolidated Statements of Earnings

(in millions, except per share amounts)

(unaudited)

	FOURTH QUARTER
	13 Weeks Ended	13 Weeks Ended
	May 25, 2014	May 26, 2013	Percent Change
Net sales	$4,436.8	$4,563.3	(2.8)%
Costs and expenses:
Cost of goods sold	3,531.3	3,602.2	(2.0)%
Selling, general and administrative expenses	1,085.7	580.6	87.0%
Interest expense, net	93.0	102.3	(9.1)%

Income (loss) from continuing operations before income taxes and equity method investment earnings	(273.2)	278.2	N/A
Income tax expense	57.3	89.5	(36.0)%
Equity method investment earnings	12.2	5.1	139.2%

Income (loss) from continuing operations	(318.3)	193.8	N/A
Income (loss) from discontinued operations, net of tax	(3.1)	0.2	N/A

Net income (loss)	$(321.4)	$194.0	N/A

Less: Net income attributable to noncontrolling interests	2.8	1.8	55.6%

Net income (loss) attributable to ConAgra Foods, Inc.	$(324.2)	$192.2	N/A

Earnings per share – basic
Income (loss) from continuing operations	$(0.76)	$0.46	N/A
Income (loss) from discontinued operations	(0.01)	—	(100.0)%

Net income (loss) attributable to ConAgra Foods, Inc.	$(0.77)	$0.46	N/A

Weighted average shares outstanding	422.0	418.4	0.9%

Earnings per share – diluted
Income (loss) from continuing operations	$(0.76)	$0.45	N/A
Income (loss) from discontinued operations	(0.01)	—	(100.0)%

Net income (loss) attributable to ConAgra Foods, Inc.	$(0.77)	$0.45	N/A

Weighted average share and share equivalents outstanding	422.0	426.2	(1.0)%

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ConAgra Foods, Inc.

Consolidated Statements of Earnings

(in millions, except per share amounts)

(unaudited)

	FOURTH QUARTER
	52 Weeks Ended	52 Weeks Ended
	May 25, 2014	May 26, 2013	Percent Change
Net sales	$17,702.6	$15,426.6	14.8%
Costs and expenses:
Cost of goods sold	13,980.1	11,864.4	17.8%
Selling, general and administrative expenses	2,767.1	2,136.6	29.5%
Interest expense, net	379.0	275.6	37.5%

Income from continuing operations before income taxes and equity method investment earnings	576.4	1,150.0	(49.9)%
Income tax expense	298.2	400.7	(25.6)%
Equity method investment earnings	32.8	37.5	(12.5)%

Income from continuing operations	311.0	786.8	(60.5)%
Income (loss) from discontinued operations, net of tax	4.1	(0.7)	N/A

Net income	$315.1	$786.1	(59.9)%

Less: Net income attributable to noncontrolling interests	12.0	12.2	(1.6)%

Net income attributable to ConAgra Foods, Inc.	$303.1	$773.9	(60.8)%

Earnings per share – basic
Income from continuing operations	$0.71	$1.88	(62.2)%
Income from discontinued operations	0.01	—	100.0%

Net income attributable to ConAgra Foods, Inc.	$0.72	$1.88	(61.7)%

Weighted average shares outstanding	421.3	410.8	2.6%

Earnings per share – diluted
Income from continuing operations	$0.70	$1.85	(62.2)%
Income from discontinued operations	—	—	N/A

Net income attributable to ConAgra Foods, Inc.	$0.70	$1.85	(62.2)%

Weighted average share and share equivalents outstanding	427.5	417.6	2.4%

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CONAGRA FOODS

ConAgra Foods, Inc.

Consolidated Balance Sheets

(in millions)

(unaudited)

	May 25, 2014	May 26, 2013
ASSETS
Current assets
Cash and cash equivalents	$183.1	$183.9
Receivables, less allowance for doubtful accounts of $5.3 and $7.6	1,230.8	1,279.4
Receivable on sale of flour milling assets	162.4	—
Inventories	2,292.6	2,340.9
Prepaid expenses and other current assets	361.9	510.8
Current assets held for sale	—	64.8

Total current assets	4,230.8	4,379.8
Property, plant and equipment, net	3,811.9	3,757.6
Goodwill	7,836.5	8,426.7
Brands, trademarks and other intangibles, net	3,205.8	3,403.6
Other assets	270.5	293.5
Noncurrent assets held for sale	10.9	144.1

	$19,366.4	$20,405.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	$141.8	$185.0
Current installments of long-term debt	84.2	517.9
Accounts payable	1,492.4	1,498.1
Accrued payroll	156.6	287.0
Other accrued liabilities	767.4	908.5
Current liabilities held for sale	—	4.8

Total current liabilities	2,642.4	3,401.3
Senior long-term debt, excluding current installments	8,571.7	8,691.0
Subordinated debt	195.9	195.9
Other noncurrent liabilities	2,601.2	2,754.0
Noncurrent liabilities held for sale	—	0.1
Total stockholders’ equity	5,355.2	5,363.0

	$19,366.4	$20,405.3

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CONAGRA FOODS

ConAgra Foods, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Fifty-two weeks ended
	May 25, 2014	May 26, 2013
Cash flows from operating activities:
Net income	$315.1	$786.1
Income (loss) from discontinued operations	4.1	(0.7)

Income from continuing operations	311.0	786.8
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation and amortization	602.9	443.4
Asset impairment charges	720.0	20.2
(Gain) loss on sale of fixed assets	(85.2)	10.9
Earnings of affiliates less than (in excess of) distributions	13.3	(11.1)
Share-based payments expense	60.2	67.4
Contributions to pension plans	(18.3)	(19.8)
Pension expense	(5.9)	23.5
Other items	(6.3)	(8.6)
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Accounts receivable	63.3	(72.3)
Inventory	49.4	19.5
Deferred income taxes and income taxes payable, net	23.3	123.4
Prepaid expenses and other current assets	4.0	(22.0)
Accounts payable	(5.2)	6.5
Accrued payroll	(130.0)	109.9
Other accrued liabilities	(44.9)	(69.2)

Net cash flows from operating activities — continuing operations	1,551.6	1,408.5
Net cash flows from operating activities — discontinued operations	(0.4)	3.7

Net cash flows from operating activities	1,551.2	1,412.2

Cash flows from investing activities:
Additions to property, plant and equipment	(602.4)	(453.7)
Sale of property, plant and equipment	42.5	18.0
Purchase of businesses, net of cash acquired	(39.9)	(5,018.8)
Purchase of intangible assets	(1.0)	(4.8)
Investment in equity method investee	—	(1.5)

Net cash flows from investing activities — continuing operations	(600.8)	(5,460.8)
Net cash flows from investing activities — discontinued operations	86.7	(5.0)

Net cash flows from investing activities	(514.1)	(5,465.8)

Cash flows from financing activities:
Net short-term borrowings	(43.2)	145.0
Issuance of long-term debt	—	6,217.7
Debt issuance costs	—	(56.6)
Repayment of long-term debt	(569.2)	(2,074.0)
Issuance of ConAgra Foods, Inc. common shares	—	269.2
Repurchase of ConAgra Foods, Inc. common shares	(100.0)	(245.0)
Cash dividends paid	(420.9)	(400.7)
Exercise of stock options and issuance of other stock awards	103.7	274.4
Other items	(4.5)	3.0

Net cash flows from financing activities	(1,034.1)	4,133.0

Effect of exchange rate changes on cash and cash equivalents	(3.8)	1.5
Net change in cash and cash equivalents	(0.8)	80.9
Cash and cash equivalents at beginning of period	183.9	103.0

Cash and cash equivalents at end of period	$183.1	$183.9

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